Exhibit 1

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

17 December 2024

Retirement of Chief Financial Officer

Westpac CEO Anthony Miller today announced that Michael Rowland has notified of his intention to retire as Chief Financial Officer in 2025.

Michael has been with Westpac since 2020.

"Michael has played an important role in the financial management of Westpac since the disruption of COVID-19 and has been instrumental in establishing Westpac's strong position," said Westpac CEO Anthony Miller.

"During his tenure, he's seen the company through a significant business transformation, maintained a robust capital position and overseen consistent, sustainable returns to shareholders.

"Michael is a team player known for his characteristic mix of dedication, attention to detail and sense of humour.

"I thank Michael for his service to Westpac and wish him all the very best as he steps into the next chapter of his career," Mr Miller said.

Michael will remain in his role while a search is undertaken for his successor.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager, Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141